Exhibit 6.9

CONVERTIBLE PROMISSORY NOTE

Original Issue Date: March 31, 2025

Principal Amount: $341,000

FOR VALUE RECEIVED, CABBACIS INC, a Nevada corporation (the “Borrower”), located at 3193 Buffalo Avenue, Unit 1, Niagara Falls, New York 14303, promises to pay to Joseph Pandolfino (the “Lender”) at [*****], or at such other location as the Lender may designate from time to time in a written notice provided to the Borrower, the principal amount of Three Hundred Forty-One Thousand DOLLARS ($341,000) (the “Principal Amount”) plus accrued interest (“Amount Owed”), upon the terms and conditions specified below (“Note”). Notwithstanding the foregoing, no payment under this Note shall be required to the extent that the Amount Owed has been fully converted to shares of Common Stock pursuant to Section 4 of this Note.

1. Repayment. The entire Amount Owed under this Note shall be due and payable on April 30, 2026 (the “Maturity Date”), unless any portion of the Amount Owed hereunder is converted pursuant to Section 4 below.

2. Interest. Interest shall accrue at twelve percent (12%) annually.

3. Prepayment. Borrower may prepay all or any portion of the Amount Owed without penalty at the Borrower’s determination at any time prior to the Maturity Date and without the consent of the Lender, provided that Borrower shall provide the Lender with fifteen (15) days’ prior written notice of such prepayment, during which time Lender may convert any portion of the Amount Owed which is equal to such prepayment amount pursuant to Section 4 below.

4. Conversion.

a. Conversion. At any time prior to the Maturity Date, the Lender may elect to convert all or any portion of the Amount Owed into fully paid and non-assessable whole shares of common stock of the Borrower that have identical rights, restrictions, preferences and privileges as the common stock of the Borrower outstanding as of the Original Issue Date (the “Common Stock”) by transmitting a copy of an executed notice of conversion, in the form attached hereto as Exhibit A, to the Borrower. The Lender may elect to convert (up to three (3) times prior to the Maturity Date, i.e., up to three separate conversions) any portion of the Amount Owed into fully paid and non-assessable whole shares of Common Stock. Fractional shares of Common Stock shall not be issued.

b.  Conversion Price. The conversion price at which the Lender may convert all or any portion of the Amount Owed into shares of Common Stock shall be equal to price per share of Common Stock that the U.S. Securities and Exchange Commission (“SEC”) qualifies the Borrower’s Regulation A offering which the Borrower expects to file with the SEC in the second quarter of 2025 (the “Conversion Price”). In the event the Borrower does not file a Regulation A offering with the SEC before the Maturity Date or the SEC does not qualify Borrower’s Regulation A offering before the Maturity Date, the entire Amount Owed shall be due to the Lender on the Maturity Date.

i. If the Borrower at any time on or after the Original Issue Date subdivides (by any capital stock split, capital stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the shares of Common Stock issuable upon conversion of this Note shall be proportionately increased.

ii. If the Borrower at any time on or after the Original Issue Date combines (by combination, reverse capital stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the of Common Stock issuable upon conversion of this Note shall be proportionately decreased.

c. Termination of Conversion Rights. Upon (i) payment of the entire Amount Owed or (ii) the Maturity Date, all of the conversion rights provided for in this Note shall automatically and immediately terminate.

5. Amendment and Waiver. This Note may be amended or a provision hereof waived only in a writing signed by both the Borrower and the Lender.

6. Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any person, entity, or circumstance shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

7. Interest Savings Clause. If any payment made under this Note is deemed by law to be interest and if such interest amount is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the Principal Amount.

8. Assignment. This Note is not assignable by the Lender without the Borrower’s written consent, which consent may be withheld in the Borrower’s sole and absolute discretion.

9. Notices. All notices, demands and/or requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth in this Note or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 10. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, or (iii) in the case of registered or certified mail, on the third business day following that on which the piece of mail containing such communication is posted.

10. Legal Matters. The validity, construction, enforcement, and interpretation of this Note are governed by the laws of the State of New York and the federal laws of the United States of America, without regard to principles of conflict of laws. The venue of any action pertaining to the subject matter hereof shall be only Erie County, New York. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Western District of New York and of any New York State Court sitting in Buffalo, New York for legal proceedings relating to this Note. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

11. Further Assurances. From time to time, the Lender, at the Borrower’s reasonable request, shall execute and deliver such other instruments and do and perform such other acts in connection with the issuance and/or conversion of this Note.

[Signature appears on the following page.]

IN WITNESS HEREOF, this Note has been executed by the Borrower and delivered to the Lender as of the date first above written.

“Borrower”

CABBACIS INC
a Nevada corporation

By:	/s/ John C. Manley, Jr.
	Name:	John C. Manley, Jr.
	Title:	Chief Financial Officer

Exhibit A

CABBACIS INC

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned (the “Lender”) on March 31, 2025 by CABBACIS INC (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the below stated portion of the Amount Owed (as defined in the Note) into shares of common stock (the “Common Stock”) of the Company as of the date specified below.

Date of Conversion: _________________

Amount Owed to be converted: $______________

Conversion Price: $_________ per share of Common Stock determined pursuant to Section 4 above

Please issue to the Lender at the address shown below the resulting number of whole shares of Common Stock into which the above-stated portion of the Amount Owed is being converted.

By: ___________________________

Lender: ______________________________

Address: _____________________________________

Borrower Acknowledgement:

By: ___________________________

Name: ______________________________

Title: ___________________________

Date: _______________

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